Exhibit 99.5

GrowGeneration Raises $9.0 Million in Growth Capital

Company Increases 2018 Revenue Guidance To Over $30 Million

Denver, Colo., January 12, 2018 /PRNewswire/ -- GrowGeneration Corp. (OTCQB:GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, with currently 14 locations serving both commercial and home growers, announced today that it has completed an offering of $9.0 million in convertible notes led by Merida Capital Partners, which increased its investment by an additional $2,000,000 of new capital in the Company. Navy Capital also participated in this round of financing. The oversubscribed convertible notes had a $3.00 per share convertible price, with each $250,000 noteholder receiving 37,500 warrants to purchase the Company’s common stock.

Darren Lampert, Co-Founder and Chief Executive Officer of GrowGeneration, said “With this additional capital, the Company is setting 2018 revenue guidance at over $30 million. Several acquisitions are planned to close in the 1st and 2nd quarters of 2018. The Company’s acquisition targets include hydroponic and cultivation supply operations in the New England and California markets and proprietary products for commercial growers. Merida Capital’s continued support, along with our additional institutional investors, validates the Company’s business model and its ability to attract high quality strategic capital.”

Merida Capital’s Managing Partner, Mitch Baruchowitz, added, “While Merida Capital is impressed with the acceleration of GrowGen’s organic growth and performance in 2017, we are even more excited at the sheer volume of high quality acquisition opportunities GrowGen has in the intermediate term. As one of the first investors in GrowGen, we remain confident in the incredible long-term prospects for this company.”

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 14 stores, which includes 9 locations in Colorado, 2 locations in California, 2 locations in Nevada and 1 location in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. According to New Frontier Data, by 2020, the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp